Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
APRIL 28, 2011

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING OF PENDING CASH
TENDER OFFERS FOR CONTINGENT CONVERTIBLE SENIOR NOTES

OKLAHOMA CITY, OKLAHOMA, APRIL 28, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has determined the Purchase Price to be paid in connection with its pending cash tender offers to purchase a portion of the outstanding principal amount of each series of its contingent convertible senior notes listed in the table below (collectively, the “Convertible Notes”).  The tender offers are being made pursuant to the terms of the Offer to Purchase dated April 4, 2011 (as amended, the “Offer to Purchase”) and the related Letter of Transmittal.

Convertible Notes	CUSIP Number(s)	Principal Amount Outstanding	Series Maximum	Purchase Price(1)
2.75% Contingent Convertible Senior Notes due 2035	165167BW6	$451,071,000	$300,000,000	$1,164.49
2.50% Contingent Convertible Senior Notes due 2037(2)	165167BZ9 165167CA3	$1,377,979,000	$350,000,000	$1,095.83
2.25% Contingent Convertible Senior Notes due 2038	165167CB1	$612,118,000	$350,000,000	$935.07

(1)
Per $1,000 in principal amount of Convertible Notes validly tendered (and not validly withdrawn) and accepted for purchase in the tender offers, and excluding accrued and unpaid interest from the last interest payment date, which will be paid in addition to the purchase price to, but not including, the applicable settlement date of the tender offers.

(2)
For the purposes of the tender offers, including proration, and consistent with their terms, all of the 2.50% Contingent Convertible Senior Notes due 2037 will be treated as a single series, notwithstanding any differences in CUSIP numbers.

Holders whose Convertible Notes are validly tendered (and not validly withdrawn) and accepted for purchase by Chesapeake before the expiration date of the tender offers, which is 11:59 p.m., New York City time, on April 29, 2011 (unless extended or earlier terminated), will receive in cash, for each $1,000 in principal amount of Convertible Notes tendered, the applicable Purchase Price set forth in the table above.  In addition, holders will receive in respect of their Convertible Notes that are accepted for purchase, accrued and unpaid interest on the principal amount of the accepted Convertible Notes from the last interest payment date to, but not including, the applicable settlement date of the tender offers.

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

The Purchase Price for each series of Convertible Notes was determined promptly after the close of trading on the New York Stock Exchange on April 27, 2011, pursuant to the Offer to Purchase.  The Purchase Price for each series of Convertible Notes is also available at www.gbsc-usa.com/chesapeake.

This announcement is not an offer to purchase or a solicitation of an offer to sell the Convertible Notes or any other securities.  The tender offers are only being made pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal.

Holders may obtain copies of the Offer to Purchase and the related Letter of Transmittal online at the Securities and Exchange Commission’s (“SEC's”) website at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO filed by Chesapeake with the SEC on April 4, 2011, as amended.

Holders may also obtain copies of the Offer to Purchase and the related Letter of Transmittal from the Depositary and Information Agent for the tender offers, Global Bondholder Services Corporation, at (212) 430-3774 (collect, for banks and brokers only) and (866) 470-4200 (toll free).

Chesapeake has retained Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and RBS Securities Inc. as the Dealer Managers for the tender offers.  Questions regarding the tender offers may be directed to the Dealer Managers at the addresses and telephone numbers set forth below:

Deutsche Bank Securities Inc.
60 Wall Street
New York, NY 10005
Attn: Equity Capital Markets
Syndicate Desk

By Telephone:
 (800) 503-4611 (toll free)
(212) 250-5600 (collect)
+ 44 (0) 20 7545 8011 (London)

Citigroup Global Markets Inc.
390 Greenwich St., 1st Floor
New York, NY 10013
Attn: Liability Management
Group

By Telephone:
(800) 558-3745 (toll free)
(212) 723-6106 (collect)
+44 (0) 20 7986 8969 (London)

RBS Securities Inc. 600 Washington Blvd. Stamford, CT 06901 Attn: Liability Management Group By Telephone: (877) 297-9832 (toll free) (203) 897-6145 (collect) +44 (0) 20 7085 4634 (London)
None of Chesapeake, the Dealer Managers, the Depositary and Information Agent or any other person makes any recommendation as to whether holders of the Convertible Notes should participate in the tender offers, and no one has been authorized to make such a recommendation.

This news release contains forward-looking statements.  Forward-looking statements give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, and actual results may differ from the expectations expressed. See the "Risk Factors" discussion in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC on March 1, 2011 for a discussion of risk factors that affect our business.  We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release.

Chesapeake Energy Corporation is the second-largest producer of natural gas and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Marcellus and Bossier natural gas shale plays and in the Eagle Ford, Granite Wash, Tonkawa, Cleveland, Mississippian, Wolfcamp, Bone Spring, Avalon and Niobrara unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information and presentations and all recent press releases.